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                                  EXHIBIT 11
                                  ----------
                            NUTRAMAX PRODUTS, INC.
                       COMPUTATION OF EARNINGS PER SHARE

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
                                                 Fiscal Years Ended
                                     -------------------------------------------
                                     Sept 27, 1997  Sept 28, 1996  Sept 30, 1995
Primary earnings per share:

Weighted average number of shares
  outstanding:

Common                                   5,796,493      8,530,713      8,519,830
Shares deemed outstanding from
   the assumed exercise of stock
   options and ING warrant                 158,339            --             --
                                        ----------     ----------     ----------

Total                                    5,954,832      8,530,713      8,519,830
                                        ----------     ----------     ----------

Net income                              $2,262,000     $5,683,000     $4,474,000
                                        ----------     ----------     ----------

Primary earnings per share              $      .38     $      .67     $      .53
                                        ==========     ==========     ==========

Fully diluted earnings per share:

Weighted average number of shares
  outstanding as above                   5,954,832      8,530,713      8,519,830

Additional shares deemed
  outstanding from the assumed
  exercise of stock options and
  ING warrant                              176,298         32,774        100,596
                                        ----------     ----------     ----------

Total                                    6,131,130      8,563,487      8,620,426
                                        ----------     ----------     ----------

Fully diluted earnings per share        $      .37     $      .66     $      .52
                                        ==========     ==========     ==========
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